As filed with the Securities and Exchange Commission on January 30, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-0518430 (I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3200

Denver, Colorado 80203

(Address of principal executive offices and zip code)

Civitas Resources, Inc. 2024 Long Term Incentive Plan

Civitas Resources, Inc. 2021 Long Term Incentive Plan

Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan

Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan

(Full title of the plans)

James B. Lebeck

Executive Vice President – Chief Corporate Development Officer, General Counsel and Corporate Secretary

SM Energy Company

1700 Lincoln Street, Suite 3200

Denver, Colorado 80203

(303) 861-8140

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 EXPLANATORY NOTE

On January 30, 2026, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 2, 2025, between SM Energy Company, a Delaware corporation (“SM Energy” or the “Company”), Cars Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of SM Energy (“Merger Sub”), and Civitas Resources, Inc., a Delaware corporation (“Civitas”), (i) Merger Sub merged with and into Civitas, with Civitas surviving as a wholly owned subsidiary of SM Energy (the “First Company Merger”), and (ii) immediately following the First Company Merger, Civitas as the surviving corporation merged with and into SM Energy, with SM Energy continuing as the surviving corporation (the “Second Company Merger” and, together with the First Company Merger, the “Mergers”).

In connection with the Mergers, each of the following: (i) the Civitas Resources, Inc. 2024 Long Term Incentive Plan (the “2024 LTIP”), (ii) the Civitas Resources, Inc. 2021 Long Term Incentive Plan (the “2021 LTIP”), (iii) the Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan (the “Extraction 2021 LTIP”), and (iv) the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan (the “2017 LTIP”) (items (i) through (iv), collectively, the “Civitas Equity Plans”) as well as certain equity awards that were granted and outstanding under the Civitas Equity Plans were assumed by the Company (such awards, the “Assumed Awards”) and converted into equity awards in respect of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). In addition, the remaining share reserve under the 2024 LTIP, as adjusted for the Mergers, was assumed by SM Energy as permitted by NYSE Rule 312.03(c) for use in accordance with such rule following the Mergers.

This Registration Statement on Form S-8 is being filed by the Company to register (A) an aggregate of 5,308,135 shares of Common Stock issuable pursuant to Assumed Awards outstanding under and shares remaining available for issuance under the 2024 LTIP, (B) 274,470 shares of Common Stock issuable pursuant to Assumed Awards outstanding under the 2021 LTIP, (C) 794,732 shares of Common Stock issuable pursuant to Assumed Awards outstanding under the Extraction 2021 LTIP, and (D) 992 shares of Common Stock issuable pursuant to Assumed Awards outstanding under the 2017 LTIP.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the applicable Civitas Equity Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

We “incorporate by reference” in this prospectus certain documents that have previously been filed with the Commission. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the Commission. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the Commission, and which is deemed “filed” with the Commission, will automatically update information that we previously filed with the Commission, and may replace information in this prospectus and information that we previously filed with the Commission. We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025 (File No. 001-31539) (the “Annual Report”) ;

•	The Company’s Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed with the Commission on April 7, 2025 and Amendment No. 1 thereto, filed with the Commission on April 15, 2025 (File No. 001-31539) (in each case, with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024);

•	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 2, 2025, for the quarter ended June 30, 2025, filed on August 1, 2025, for the quarter ended September 30, 2025, filed on November 3, 2025, and the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2025 filed with the Commission on November 4, 2025 (File Nos. 001-31539);

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 19, 2025, March 26, 2025, May 27, 2025, September 8, 2025, October 16, 2025, November 3, 2025, December 19, 2025, January 20, 2026, January 26, 2026 and January 30, 2026 (File Nos. 001-31539) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any such reports);

•	The unaudited pro forma condensed combined financial statements of SM Energy as of September 30, 2025, for the nine months ended September 30, 2025 and for the year ended December 31, 2024, included under the heading “Unaudited Pro Forma Condensed Combined Financial Statements” in Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed with the Commission on December 17, 2025 (File No. 333-291956);

•	The audited consolidated balance sheets of Civitas as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes thereto, included in Part II, Item 8 of Civitas’ Annual Report on Form 10-K, filed with the Commission on February 24, 2025 (File No. 001-35371);

•	The unaudited condensed consolidated financial statements of Civitas as of September 30, 2025 and for the three and nine months ended September 30, 2025 and 2024, and the related notes thereto, included in Part I, Item 1 of Civitas’ Quarterly Report on Form 10-Q, filed with the Commission on November 6, 2025 (File No. 001-35371);

•	The Report of Independent Petroleum Engineers, Ryder Scott Company, L.P., for reserves as of December 31, 2024 of Civitas, filed with the Commission as Exhibit 99.1 to Civitas’ Annual Report on Form 10-K, filed with the Commission on February 24, 2025 (File No. 001-35371); and

•	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A (File No. 001-31539), filed with the Commission on November 12, 2002, as amended by that Form 8-A/A (File No. 001-31539) filed with the Commission on August 8, 2016, including any amendment or report filed for the purpose of updating such description, specifically including the description of the Company’s Common Stock filed as Exhibit 4.8 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025, and any amendment or report filed with the Commission for the purposes of updating such description.

We also incorporate by reference each of the documents that we file with the Commission (excluding any portion of those filings furnished under Items 2.02 or 7.01 of Form 8-K or other information furnished to the Commission) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after this registration statement and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of SM Energy is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Article FIFTEENTH of SM Energy’s restated certificate of incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors and officers of the Company for breach of fiduciary duty as a director or officer. This provision and Delaware law provide that the provision does not eliminate or limit liability:

•	for any breach of the director’s or officer’s duty of loyalty to SM Energy or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	for any transaction from which the director derived an improper benefit.

Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right or the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnify for such expenses as the court deems proper. Article FOURTEENTH of SM Energy’s restated certificate of incorporation provides for such indemnification.

Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such person against such liabilities under the provisions of such sections. SM Energy has purchased such insurance.

Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Article FOURTEENTH of SM Energy’s restated certificate of incorporation and Section 19 of the Company’s By-laws contain provisions regarding indemnification that parallel those described above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010 (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).
4.2	Certificate of Amendment of Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010, dated May 25, 2023 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on May 30, 2023, and incorporated herein by reference).
4.3	Certificate of Amendment of Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010, dated January 30, 2026 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on January 30, 2026, and incorporated herein by reference).
4.4	Amended and Restated By-Laws of SM Energy Company, effective as of February 21, 2017 (filed as Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, and incorporated herein by reference).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP with respect to the legality of the Common Stock registered hereby.
23.1*	Consent of Gibson, Dunn & Crutcher LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for SM Energy Company.
23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Civitas Resources, Inc.
23.4*	Consent of Ryder Scott Company, L.P., independent reserve engineer for Civitas Resources, Inc.
23.5*	Consent of Ryder Scott Company, L.P., independent reserve engineer for SM Energy Company.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1*	Civitas Resources, Inc. 2024 Long Term Incentive Plan, as amended through January 30, 2026.
99.2*	Civitas Resources, Inc. 2021 Long Term Incentive Plan, as amended through January 30, 2026.
99.3*	Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan, as amended through January 30, 2026.
99.4*	Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan, as amended through January 30, 2026.
107*	Filing Fee Table

*Filed herewith.

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 30, 2026.

SM ENERGY COMPANY

By:	/s/ Elizabeth A. McDonald
Name:	Elizabeth A. McDonald
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Elizabeth A. McDonald and A. Wade Pursell with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Elizabeth A. McDonald	Chief Executive Officer and Director	January 30, 2026
Elizabeth A. McDonald	(Principal Executive Officer)

/s/ A. Wade Pursell	Chief Financial Officer	January 30, 2026
A. Wade Pursell	(Principal Financial Officer)

/s/ Alan D. Bennett	Vice President –Controller	January 30, 2026
Alan D. Bennett	(Principal Accounting Officer)

/s/ Julio M. Quintana	Chairman of the Board of Directors	January 30, 2026
Julio M. Quintana

/s/ Barton R. Brookman	Director	January 30, 2026
Barton R. Brookman

/s/ Morris R. Clark	Director	January 30, 2026
Morris R. Clark

/s/ Carrie M. Fox	Director	January 30, 2026
Carrie M. Fox

/s/ Lloyd W. “Billy” Helms, Jr.	Director	January 30, 2026
Lloyd W. “Billy” Helms, Jr.

/s/ Ramiro G. Peru	Director	January 30, 2026
Ramiro G. Peru

/s/ Rose M. Robeson	Director	January 30, 2026
Rose M. Robeson

/s/ Wouter van Kempen	Director	January 30, 2026
Wouter van Kempen

/s/ Ashwin Venkatraman	Director	January 30, 2026
Ashwin Venkatraman

/s/ Howard A. Willard III	Director	January 30, 2026
Howard A. Willard III